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                                                                 EXHIBIT (d)(9)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                    GUARANTEED MINIMUM DEATH BENEFIT RIDER

This rider has been issued as a part of the policy to which it is attached.

Continuation Guarantee (CG). This rider provides a CG designed to continue Your insurance coverage within defined limits. This benefit is provided by using a Continuation Guarantee Account. While the CG is in effect, the policy will not enter the Grace Period if there is not enough Cash Surrender Value to cover current Monthly Deductions. Even if the policy's Cash Surrender Value is zero, the CG will remain in effect as long as the value of the Continuation Guarantee Account is greater than zero.

Continuation Guarantee Account (CG Account). The CG Account creates an alternate value that is not used in determining the actual policy values. It does not provide additional policy value or Death Benefit Proceeds. It is simply a reference value used to determine whether or not the CG is in effect.

The CG Account value is calculated in the same manner as the actual policy value. We determine the CG Account value however, by using different charges and interest rates. Except as stated in the Policy Changes provision, the table of CG cost of insurance rates, CG interest rates, and all other CG charges used in this alternate value calculation are guaranteed not to change.

Continuation Guarantee Specified Amount (CG Specified Amount). The CG Specified Amount is used only to determine the CG Account value. The CG will have an Initial Specified Amount. Such Initial Specified Amount is the same as the Initial Specified Amount for the policy. Changes to the policy Specified Amount will be applied to the CG Specified Amount. However, Death Benefit Option changes may cause the CG Specified Amount to differ from the policy Specified Amount.

Rider Charge. The charge for this rider will be deducted monthly from the Accumulation Value of the policy but will not be deducted from the CG Account value. The charge will be calculated on each Monthly Deduction Day and will be based on the issue age, policy year, gender (if issued on a sex distinct basis), and premium class of the Insured. The charge is shown on the Policy Schedule.

Charges Deducted from the CG Account Value. The following charges are not deducted from the Accumulation Value of the policy. They are deducted from the CG Account value and are only used to determine whether or not the CG is in effect.

   Continuation Guarantee Premium Expense Charge. The CG Premium Expense Charge for the CG Account is calculated by multiplying the premium paid by the CG Premium Expense Charge Percentage. The percentage is shown on the Policy Schedule and cannot be changed.

   Continuation Guarantee Monthly Administration Fee. The CG Monthly Administration Fee is shown on the Policy Schedule. This fee will be deducted monthly.

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   Continuation Guarantee Monthly Expense Charge. The CG Monthly Expense Charge
   will be deducted from the CG Account value. Such charge applies to the Initial CG Specified Amount and to any increase in the policy's Specified Amount. The CG Monthly Expense Charge for the CG Initial Specified Amount is shown on the Policy Schedule. The duration of the charge for the Initial CG Specified Amount and any increase in the policy's Specified Amount is also shown on the Policy Schedule. The CG Monthly Expense Charge for any increase in the policy's Specified Amount will be provided in an endorsement to the policy. Any decrease in the policy's Specified Amount will not change the CG Monthly Expense Charge then in effect.

   Continuation Guarantee Cost of Insurance. The CG cost of insurance charge will be deducted monthly from the CG Account value. The CG cost of insurance is determined on the Monthly Deduction Day by multiplying the CG Net Amount at Risk by the CG cost of insurance rate per $1,000 as shown in the table on page 5 of this rider and dividing the result by 1,000.

Net Premium. The term Net Premium as used in this rider means "The premium paid less the CG Premium Expense Charge" except as follows: No CG Premium Expense Charge will be deducted if the source of the premium is Cash Surrender Values applied from another policy issued by the Company. (We refer to this as an internal rollover).

Continuation Guarantee Account Value. On each Monthly Deduction Day after the Date of Issue, We will determine the CG Account Value as follows:

    1. We will take the CG Account Value as of the last Monthly Deduction Day;

    2. Add the interest earned on such account for the month;

    3. Add interest credited to amounts equal to policy loans;

    4. Add loan repayments;

    5. Add all Net Premiums credited to the CG Account since the last Monthly Deduction Day;

    6. Subtract all policy loans;

    7. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

    8. Subtract the CG Account Monthly Deduction for the policy month following the Monthly Deduction Day.

Continuation Guarantee Account - Monthly Deductions. Each Monthly Deduction includes;

    1. The cost of insurance for the CG; and

    2. The cost of insurance for benefits provided by riders (excluding this rider); and

    3. The CG Monthly Administration Fee; and

    4. The CG Monthly Expense Charge, if any.

Continuation Guarantee Death Benefit Amount. The CG Death Benefit Amount described below is used only to determine the CG Account value.

If You have chosen Option 1, the CG Death Benefit Amount will be the greater of:

    1. The CG Specified Amount on the date of death; or

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    2. The CG Account value plus policy loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table).

If You have chosen Option 2, the CG Death Benefit Amount will be the greater of:

    1. The CG Specified Amount plus the greater of : (1) zero; and (2) the sum of the CG Account value and policy loans on the date of death; or

    2. The CG Account value plus policy loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table).

Continuation Guarantee Net Amount at Risk. The CG Net Amount at Risk equals the CG Death Benefit Amount less the greater of:

    1. Zero; and

    2. The sum of the CG Account value and policy loans:

       a. Before the cost of insurance deduction is taken; and

       b. After the applicable rider charges, the CG Monthly Expense Charge, if any, and the CG Monthly Administration Fee deductions are taken.

Continuation Guarantee Interest Rate. The CG Interest Rate for the CG Account is shown on the Policy Schedule. Interest will begin to accumulate as of the date the Net Premium is credited.

Partial Surrenders. The gross amount of any partial surrender will be deducted from the CG Account.

Policy Changes. The CG charges and the CG Interest Rate shown on the Policy Schedule page for the CG may change in the event of an increase in the CG Specified Amount, a Death Benefit Option change or a change in Premium Class. We will send notice to Your last known address of any such changes in these Policy Schedule pages. A decrease in the policy's Specified Amount will be subject to any applicable Surrender Charges on a pro-rata basis. The CG Account will also be reduced by such Surrender Charge. A decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

Continuation Guarantee Account - Policy Loans. When a policy loan is made, the amount of the loan will be deducted from the CG Account. Interest credited to amounts equal to policy loans and loan repayments will be applied to the CG Account.

Automatic Adjustment. On each policy anniversary after the second policy year the CG Account value will be adjusted if the CG Account value on a policy anniversary is less than the sum of:

    1. 70% of the separate account value; and

    2. 90% of the general account value not offset by a loan.

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The CG Account value after the adjustment will be equal to the sum of:

    1. 70% of the separate account value at the time of the adjustment; and

    2. 90% of the general account value not offset by a loan at the time of the adjustment.

Restricted Funds. Certain funds are identified on the Policy Schedule as "Restricted Funds". We will limit the total amount of Accumulation Value less policy loans that may be invested in Restricted Funds to 30% of the policy's total Accumulation Value less policy loans. We do so by requiring You to establish and maintain premium allocation instructions that adhere to the 30% requirement. You also must maintain Automatic Rebalancing.

We reserve the right to modify the list of Restricted Funds if:

    1. A new fund is added to the policy and made available as an investment option;

    2. An existing fund is removed from the policy and is no longer available as an investment option; or

    3. The investment objective of an existing fund changes.

Reinstatement. If the policy lapses this rider may not be reinstated.

Termination. This rider will terminate if:

    1. The Owner elects to terminate this rider;

    2. The policy terminates or matures;

    3. Automatic Rebalancing has been discontinued; or

    4. Automatic Rebalancing percentages are changed allowing for more than 30% of the policy's total Accumulation Value less policy loans to be invested in Restricted Funds.

Policy Provisions Applicable. This rider is subject to all the conditions and provisions of the policy to which it is attached, except as provided herein.

Consideration. The consideration for this rider is the application for the policy and this rider, payment of the first premium and deduction of the initial charge for this rider from the Accumulation Value of the policy.

The effective date of this rider is the Date of Issue of the policy.

                                          President

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        TABLE OF MONTHLY CONTINUATION GUARANTEE COST OF INSURANCE RATES
            PER $1,000 OF CONTINUATION GUARANTEE NET AMOUNT AT RISK

     POLICY                                 POLICY
      YEAR              RATE                 YEAR                 RATE
     ------      -------------------  -------------------  -------------------
       1               0.0870                 44                 2.9981
       2               0.0870                 45                 3.3271
       3               0.0870                 46                 3.6561
       4               0.0870                 47                 3.9850
       5               0.0870                 48                 4.3140
       6               0.0870                 49                 4.6430
       7               0.0870                 50                 4.9720
       8               0.0870                 51                 5.3010
       9               0.0870                 52                 5.9264
       10              0.0870                 53                 6.5519
       11              0.0870                 54                 7.1773
       12              0.0870                 55                 7.8027
       13              0.0870                 56                 8.4282
       14              0.0870                 57                 9.0536
       15              0.0870                 58                 9.6790
       16              0.0870                 59                 10.3044
       17              0.0925                 60                 10.9299
       18              0.1034                 61                 11.5553
       19              0.1143                 62                 11.8541
       20              0.1251                 63                 12.1528
       21              0.1700                 64                 12.4516
       22              0.1904                 65                 12.7503
       23              0.2040                 66                 13.0491
       24              0.2313                 67                 13.3479
       25              0.2652                 68                 13.6466
       26              0.2788                 69                 13.9454
       27              0.3060                 70                 14.2441
       28              0.3401                 71                 14.5429
       29              0.3740                 72                 15.1181
       30              0.4080                 73                 15.5782
       31              0.7440                 74                 15.9463
       32              0.8707                 75                 16.2408
       33              0.9974                 76                 17.4188
       34              1.1241                 77                 17.4188
       35              1.2508                 78                 17.4188
       36              1.3776                 79                 17.4188
       37              1.5043                 80                 17.4188
       38              1.6310                 81                 17.4188
       39              1.7577                 82                 17.4188
       40              1.8844                 83                 17.4188
       41              2.0111                 84                 17.4188
       42              2.3401                 85                 17.4188
       43              2.6691                 86                 17.4188

The rates shown above represent the monthly CG cost of insurance for each $1,000 of CG Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the CG monthly cost will be calculated as shown on the policy schedule.

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